Exhibit 99.1

Dunkin' Brands Reports Second Quarter 2018 Results

Second quarter highlights include:

•	Dunkin' Donuts U.S. comparable store sales increase of 1.4%

•	Baskin-Robbins U.S. comparable store sales decline of 0.4%

•	Added 96 net new Dunkin' Donuts and Baskin-Robbins locations globally including 64 net new Dunkin' Donuts in the U.S.

•	Revenues increased 4.9%

•	Diluted EPS increased by 30.9% to $0.72

•	Diluted adjusted EPS increased by 30.5% to $0.77

CANTON, Mass. (July 26, 2018) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' Donuts (DD) and Baskin-Robbins (BR), today reported results for the second quarter ended June 30, 2018.

"Our second quarter 2018 Dunkin’ Donuts U.S. comparable store sales growth is an early sign of the progress we are making with our Blueprint for Growth," said David Hoffmann, Chief Executive Officer and President of Dunkin’ Donuts U.S. “Our highest quarterly beverages sales on record underscored that we’re on track towards our goal to be the nation’s leading beverage-led, on-the-go brand. Along with our franchisees, we leveraged national marketing to launch the most comprehensive value program in the brand’s history driving breakfast sandwich sales, which more than offset the impact of menu simplification. We have strong alignment with our franchisees on the brand’s strategy and remain on track to open 50 NextGen new and remodeled restaurants this year with Dunkin’ Donuts U.S. again expected to be one of the fastest-growing QSR brands by unit count in the country for 2018.”

“We are delighted with our results for the quarter and are excited to provide additional clarity regarding our investments to support the Dunkin' Donuts U.S. Blueprint for Growth," said Kate Jaspon, Dunkin’ Brands Chief Financial Officer. "We continue to expect our total investment to be approximately $100 million, allocated between equipment to support the brand’s beverage-led, on-the-go strategy and technology infrastructure.  We expect minimal impact to our 2018 financial growth targets and are maintaining our revenue growth guidance. We are also refining our operating income and earnings per share guidance to reflect slightly increased expenses related to the testing, training and roll-out of Blueprint initiatives. We believe that by making these investments, we, along with our franchisees, will be able to implement certain Blueprint initiatives more quickly.”

SECOND QUARTER 2018 KEY FINANCIAL HIGHLIGHTS

(Unaudited, $ in millions, except per share data)	Three months ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	June 30, 2018	July 1, 2017(1)	$ / #	%
Financial data:
Revenues	$350.6	334.2	16.5	4.9%
Operating income	113.9	106.8	7.0	6.6%
Operating income margin	32.5%	32.0%
Adjusted operating income(2)	$119.8	112.2	7.6	6.8%
Adjusted operating income margin(2)	34.2%	33.6%
Net income	$60.5	51.1	9.4	18.4%
Adjusted net income(2)	64.8	54.3	10.5	19.3%
Earnings per share:
Common–basic	0.73	0.56	0.17	30.4%
Common–diluted	0.72	0.55	0.17	30.9%
Diluted adjusted earnings per share(2)	0.77	0.59	0.18	30.5%
Weighted average number of common shares – diluted (in millions)	84.1	92.6	(8.5)	(9.2)%
Systemwide sales(3)	$3,030.0	2,902.6	127.4	4.4%
Comparable store sales growth (decline):
DD U.S.	1.4%	0.8%
BR U.S.	(0.4)%	(0.9)%
DD International	4.0%	(2.8)%
BR International	(2.5)%	3.3%
Development data:
Consolidated global net POD development	96	133	(37)	(27.8)%
DD global PODs at period end	12,676	12,350	326	2.6%
BR global PODs at period end	8,011	7,892	119	1.5%
Consolidated global PODs at period end	20,687	20,242	445	2.2%
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
(2) Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, and certain other items, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. See “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.
(3) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.
Global systemwide sales growth of 4.4% in the second quarter was primarily attributable to global store development and Dunkin' Donuts U.S. comparable store sales growth (which includes stores open 78 weeks or more).
Dunkin' Donuts U.S. comparable store sales grew 1.4% in the second quarter as an increase in average ticket was partially offset by a decrease in traffic. Growth was driven primarily by breakfast sandwich sales and frozen beverages.

Baskin-Robbins U.S. comparable store sales declined 0.4% during the second quarter as a decrease in traffic was partially offset by an increase in average ticket. Sales of beverages including shakes, smoothies, as well as the take-home category grew during the quarter.
In the second quarter, Dunkin' Brands franchisees and licensees opened 96 net new restaurants globally. This included 64 net new Dunkin' Donuts U.S. locations, 23 net new Baskin-Robbins International locations, and 14 net new Dunkin' Donuts International locations, offset by net closures of 5 Baskin-Robbins U.S. locations. Additionally, Dunkin' Donuts U.S. franchisees remodeled 40 restaurants and Baskin-Robbins U.S. franchisees remodeled 19 restaurants during the quarter.
Revenues for the second quarter increased $16.5 million, or 4.9%, compared to the prior year period due primarily to increased advertising fees and related income, as well as an increase in royalty income as a result of systemwide sales growth.
Operating income and adjusted operating income for the second quarter increased $7.0 million, or 6.6%, and $7.6 million, or 6.8%, respectively, from the prior year period primarily as a result of the increase in royalty income and a reduction of general and administrative expenses, offset by a decrease in net margin on ice cream due primarily to an increase in commodity costs.
Net income and adjusted net income for the second quarter increased by $9.4 million, or 18.4%, and $10.5 million, or 19.3%, respectively, compared to the prior year period primarily as a result of a decrease in income tax expense and the increases in operating income and adjusted operating income, respectively. The decrease in income tax expense was primarily driven by a lower tax rate due to the enactment of the Tax Cuts and Jobs Act in the fourth quarter of fiscal year 2017. The increases in net income and adjusted net income were offset by an increase in net interest expense driven by additional borrowings incurred in conjunction with the refinancing transaction completed during the fourth quarter of fiscal year 2017.
Diluted earnings per share and diluted adjusted earnings per share for the first quarter increased by 30.9% to $0.72 and 30.5% to $0.77, respectively, compared to the prior year period as a result of the increases in net income and adjusted net income, respectively, as well as a decrease in shares outstanding. The decrease in shares outstanding from the prior year period was due primarily to the repurchase of shares since the first quarter of fiscal year 2017, offset by the exercise of stock options. Excluding the impact of recognized excess tax benefits, diluted earnings per share and diluted adjusted earnings per share for the second quarter of fiscal years 2018 and 2017 would have been lower by approximately $0.02 and $0.01, respectively.

SECOND QUARTER 2018 SEGMENT RESULTS

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts U.S.	June 30, 2018	July 1, 2017(1)	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$125,221	119,096	6,125	5.1%
Franchise fees	4,765	4,564	201	4.4%
Rental income	26,506	26,533	(27)	(0.1)%
Other revenues	898	798	100	12.5%
Total revenues	$157,390	150,991	6,399	4.2%

Segment profit	$119,562	116,113	3,449	3.0%

Comparable store sales growth	1.4%	0.8%
Systemwide sales (in millions)(2)	$2,275.6	2,175.0	100.6	4.6%

Points of distribution	9,261	8,948	313	3.5%
Gross openings	99	91	8	8.8%
Net openings	64	64	—	—%
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
(2) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Dunkin' Donuts U.S. second quarter revenues of $157.4 million represented an increase of 4.2% compared to the prior year period. The increase was primarily a result of an increase in royalty income driven by systemwide sales growth.
Dunkin' Donuts U.S. segment profit in the second quarter increased to $119.6 million, an increase of $3.4 million over the prior year period, driven primarily by the increase in royalty income, offset by an increase in general and administrative expenses, due primarily to expenses incurred in the second quarter of fiscal year 2018 to support the Blueprint for Growth initiatives.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts International	June 30, 2018	July 1, 2017(1)	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$4,732	4,157	575	13.8%
Franchise fees	535	475	60	12.6%
Other revenues	(9)	(20)	11	n/m
Total revenues	$5,258	4,612	646	14.0%

Segment profit	$3,503	1,571	1,932	123.0%

Comparable store sales growth (decline)	4.0%	(2.8)%
Systemwide sales (in millions)(2)	$183.5	169.4	14.1	8.3%

Points of distribution	3,415	3,402	13	0.4%
Gross openings	86	75	11	14.7%
Net openings (closings)	14	(1)	15	n/m
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
(2) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Dunkin' Donuts International second quarter systemwide sales increased 8.3% from the prior year period driven by sales growth across all regions. Sales in South Korea and Europe were positively impacted by favorable foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 6%.
Dunkin' Donuts International second quarter revenues of $5.3 million represented an increase of 14.0% from the prior year period. The increase in revenues was primarily a result of an increase in royalty income driven by systemwide sales growth.
Segment profit for Dunkin' Donuts International increased $1.9 million to $3.5 million in the second quarter primarily as a result of the increase in revenues, as well as decreases in both general and administrative expenses and advertising expenses.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins U.S.	June 30, 2018	July 1, 2017(1)	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$9,005	9,080	(75)	(0.8)%
Franchise fees	303	193	110	57.0%
Rental income	763	763	—	—%
Sales of ice cream and other products	842	883	(41)	(4.6)%
Other revenues	3,186	3,337	(151)	(4.5)%
Total revenues	$14,099	14,256	(157)	(1.1)%

Segment profit	$10,622	10,865	(243)	(2.2)%

Comparable store sales decline	(0.4)%	(0.9)%
Systemwide sales (in millions)(2)	$187.7	187.5	0.2	0.1%

Points of distribution	2,561	2,551	10	0.4%
Gross openings	13	24	(11)	(45.8)%
Net openings (closings)	(5)	12	(17)	(141.7)%
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
(2) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Baskin-Robbins U.S. second quarter revenues decreased 1.1% from the prior year period to $14.1 million due primarily to decreases in other revenues and royalty income, offset by an increase in franchise fees.
Segment profit for Baskin-Robbins U.S. decreased to $10.6 million in the second quarter, a decrease of 2.2%, primarily as a result of the decrease in revenues, as well as an increase in general and administrative expenses.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins International	June 30, 2018	July 1, 2017(1)	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$2,154	1,858	296	15.9%
Franchise fees	251	288	(37)	(12.8)%
Rental income	131	112	19	17.0%
Sales of ice cream and other products	31,409	31,685	(276)	(0.9)%
Other revenues	73	64	9	14.1%
Total revenues	$34,018	34,007	11	—%

Segment profit	$11,526	12,530	(1,004)	(8.0)%

Comparable store sales growth (decline)	(2.5)%	3.3%
Systemwide sales (in millions)(2)	$383.3	370.7	12.5	3.4%

Points of distribution	5,450	5,341	109	2.0%
Gross openings	98	129	(31)	(24.0)%
Net openings	23	58	(35)	(60.3)%
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
(2) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Baskin-Robbins International systemwide sales increased 3.4% in the second quarter compared to the prior year period driven by sales growth in South Korea, Asia, and Canada, offset by sales declines in Japan and the Middle East. Sales in South Korea and Japan were positively impacted by favorable foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 1%.
Baskin-Robbins International second quarter revenues were consistent with the prior year period at $34.0 million, as an increase in royalty income was offset by a decrease in sales of ice cream and other products. Systemwide sales and sales of ice cream products are not directly correlated within a given period due to certain licensees sourcing their own ice cream products, the lag between shipment of products to licensees and retail sales at franchised restaurants, and the overall timing of deliveries between fiscal quarters.
Second quarter segment profit decreased 8.0% from the prior year period to $11.5 million as a result of a decrease in net margin on ice cream driven primarily by an increase in commodity costs, offset by the increase in royalty income.

	Three months ended		Increase (Decrease)
U.S. Advertising Funds	June 30, 2018	July 1, 2017(1)	$ / #	%
	(Unaudited, $ in thousands)
Revenues:
Advertising fees and related income	$119,174	113,824	5,350	4.7%
Total revenues	$119,174	113,824	5,350	4.7%

Segment profit	$—	—	—	—%
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
U.S. Advertising Funds second quarter revenues of $119.2 million represented an increase of 4.7% compared to the prior year period driven primarily by Dunkin' Donuts U.S. systemwide sales growth. Expenses for the U.S. Advertising Funds were equivalent to revenues in each period, resulting in no segment profit.

COMPANY UPDATES

•
The Company today announced that the Board of Directors declared a cash dividend of $0.3475 per share, payable on September 5, 2018, to shareholders of record as of the close of business on August 27, 2018.

•
The Company announced today that it had entered into an agreement to extend its relationship with CardFree, Inc., which will allow the Company to take greater control over the technology enabling its mobile payments and On-the-Go Mobile ordering through the Dunkin’ Mobile App.

FISCAL YEAR 2018 TARGETS
As described below, the Company is updating and reiterating certain targets regarding its 2018 performance. The 2018 guidance now reflects the expected impact from the approximately $100 million investment in the Dunkin' Donuts U.S. Blueprint for Growth. This investment is expected to be allocated across three areas: first, in equipment to support the brand's beverage-led, on-the-go strategy; second, in technology infrastructure to support digital leadership; and, third, in general and administrative expense to support the training, testing and roll-out of Blueprint initiatives. The Company expects the majority of the cash associated with these investments to be deployed in 2018, with the remainder likely to be spent in 2019.

•	The Company continues to expect approximately one percent comparable store sales growth for Dunkin' Donuts U.S. and low-single digit comparable sales growth for Baskin-Robbins U.S.

•
The Company continues to expect Dunkin' Donuts U.S. franchisees to add greater than 275 net new restaurants. In addition, the Company continues to expect Dunkin' Donuts U.S. franchisees to open approximately 50 NextGen restaurants, including both new and remodeled stores.

•	The Company continues to expect high-single digit percent growth in Other Revenue driven by consumer packaged goods.

•	The Company continues to expect low-to-mid single digit revenue growth.

•	The Company continues to expect ice cream margin dollars to be flat compared to 2017 from a profit dollar standpoint.

•
The Company now expects a low-single digit reduction to general and administrative expense (previously it expected a five percent reduction to general and administrative expense), which reflects investments to support the testing, training and roll-out of Dunkin' Donuts U.S. Blueprint for Growth initiatives.

•
The Company now expects mid-single digit operating and adjusted operating income growth (previously it expected mid-to-high single digit operating and adjusted operating income growth), which reflects the revised general and administrative expense guidance.

•	The Company continues to expect full-year weighted-average shares outstanding of approximately 85 million and an effective tax rate of 25 percent.

•
The Company now expects GAAP diluted earnings per share of $2.48 to $2.56 (previously it expected $2.49 to $2.58) and diluted adjusted earnings per share of $2.68 to $2.72 (previously it expected $2.69 to $2.74), which reflects the impact from the approximate $100 million investment in the Dunkin’ Donuts U.S. Blueprint for U.S. Growth.

•	The Company now expects capital expenditures to be approximately $45 to $50 million (previously it expected capital expenditures to be approximately $25 million).

The foregoing non-GAAP forward-looking financial measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Adoption of New Accounting Standard
In May 2014, the Financial Accounting Standards Board issued new guidance for revenue recognition related to contracts with customers, except for contracts within the scope of other standards, which supersedes nearly all existing revenue recognition guidance. The new guidance was effective for the Company beginning in fiscal year 2018. The Company adopted this new guidance in fiscal year 2018 using the full retrospective transition method, which results in restating each prior reporting period presented in the year of adoption, including the three and six months ended July 1, 2017, included herein. As a result of adopting this new guidance in the first quarter of fiscal year 2018, we identified an additional operating segment consisting of the Dunkin' Donuts U.S. and Baskin-Robbins U.S. advertising funds. Additional information regarding the Company's adoption of the new revenue recognition guidance and the impact to historical financial results is contained in Exhibit 99.2 to the Company's filing on Form 8-K, filed with the Securities and Exchange Commission on February 6, 2018.

Conference Call
As previously announced, Dunkin' Brands will be holding a conference call today at 8:00 am ET hosted by Nigel Travis, Executive Chairman, David Hoffmann, Chief Executive Officer and President of Dunkin' Donuts U.S., and Kate Jaspon, Chief Financial Officer. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 6566919. Dunkin' Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at http://investor.dunkinbrands.com.
The Company's consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.
Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” or “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.   By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  These risk and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the success of our investments in the Dunkin' Donuts U.S. Blueprint for Growth; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the impact of seasonal changes, including weather effects, on our business; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any inability to protect consumer credit card data and catastrophic events.

Forward-looking statements reflect management's analysis as of the date of this press release.  Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements such as adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share, which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share may differ from similar measures reported by other companies. These non-GAAP measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Additionally, the Company has included metrics such as systemwide sales and comparable store sales growth, which are commonly used statistical measures in the quick service restaurant industry and are important to understanding the Company's performance.

Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.

The Company uses “DD U.S. comparable store sales growth” and “BR U.S. comparable store sales growth,” which are calculated by including only sales from franchisee-operated restaurants that have been open at least 78 weeks and that have reported sales in the current and comparable prior year week.

The Company uses “DD International comparable store sales growth” and "BR International comparable store sales growth," which generally represents the growth in local currency average monthly sales for franchisee-operated restaurants, including joint ventures, that have been open at least 13 months and that have reported sales in the current and comparable prior year month.

About Dunkin' Brands Group, Inc.

With more than 20,600 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the second quarter 2018, Dunkin' Brands' 100 percent franchised business model included more than 12,600 Dunkin' Donuts restaurants and more than 8,000 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Karen Raskopf (Media)
Sr. Director, IR & Market Intelligence	SVP, Corporate Communications
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	karen.raskopf@dunkinbrands.com
781-737-3200	781-737-5200

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended		Six months ended
	June 30, 2018	July 1, 2017(1)	June 30, 2018	July 1, 2017(1)
Revenues:
Franchise fees and royalty income(2)	$151,242	143,894	283,749	271,609
Advertising fees and related income	131,539	122,361	242,546	232,564
Rental income	27,400	27,408	51,878	51,830
Sales of ice cream and other products(2)	28,140	28,679	49,917	51,185
Other revenues	12,319	11,834	23,892	23,346
Total revenues	350,640	334,176	651,982	630,534
Operating costs and expenses:
Occupancy expenses—franchised restaurants	14,314	14,287	28,294	28,425
Cost of ice cream and other products	22,781	22,199	39,645	39,121
Advertising expenses	132,579	123,676	244,551	234,748
General and administrative expenses, net	59,301	61,074	119,125	121,443
Depreciation	5,125	5,071	10,158	10,155
Amortization of other intangible assets	5,307	5,333	10,682	10,660
Long-lived asset impairment charges	653	60	1,154	107
Total operating costs and expenses	240,060	231,700	453,609	444,659
Net income of equity method investments	3,845	4,327	5,878	7,146
Other operating income (loss), net	(575)	33	(570)	588
Operating income	113,850	106,836	203,681	193,609
Other income (expense), net:
Interest income	1,516	425	3,158	746
Interest expense	(32,538)	(24,885)	(65,015)	(49,756)
Other income (loss), net	(272)	28	(599)	215
Total other expense, net	(31,294)	(24,432)	(62,456)	(48,795)
Income before income taxes	82,556	82,404	141,225	144,814
Provision for income taxes	22,058	31,312	30,575	49,429
Net income	$60,498	51,092	110,650	95,385

Earnings per share—basic	$0.73	0.56	1.31	1.04
Earnings per share—diluted	0.72	0.55	1.29	1.03
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
(2) For the three months ended June 30, 2018 and July 1, 2017, $4.3 million and $4.2 million, respectively, and for the six months ended June 30, 2018 and July 1, 2017, $7.4 million and $7.0 million, respectively, of sales of ice cream and other products have been allocated to franchise fees and royalty income as consideration for the use of the franchise license.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
	June 30, 2018	December 30, 2017(1)
Assets
Current assets:
Cash and cash equivalents	$367,940	1,018,317
Restricted cash	84,970	94,047
Accounts, notes, and other receivables, net	128,907	121,849
Other current assets	74,660	70,120
Total current assets	656,477	1,304,333
Property and equipment, net	204,011	181,542
Equity method investments	137,910	140,615
Goodwill and other intangible assets, net	2,233,593	2,245,465
Other assets	66,737	65,478
Total assets	$3,298,728	3,937,433
Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term debt	$31,650	31,500
Accounts payable	68,783	53,417
Deferred revenue	44,175	44,876
Other current liabilities	285,399	355,706
Total current liabilities	430,007	485,499
Long-term debt, net	3,023,955	3,035,857
Deferred revenue	366,246	361,458
Deferred income taxes, net	205,859	214,345
Other long-term liabilities	90,466	94,813
Total long-term liabilities	3,686,526	3,706,473
Total stockholders’ deficit	(817,805)	(254,539)
Total liabilities and stockholders’ deficit	$3,298,728	3,937,433
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Six months ended
	June 30, 2018	July 1, 2017(1)

Net cash provided by operating activities	$67,739	67,060
Cash flows from investing activities:
Additions to property and equipment	(32,902)	(6,730)
Other, net	—	(99)
Net cash used in investing activities	(32,902)	(6,829)
Cash flows from financing activities:
Repayment of long-term debt	(15,750)	(12,500)
Dividends paid on common stock	(57,439)	(58,847)
Accelerated share repurchases of common stock	(650,368)	(100,000)
Exercise of stock options	30,433	19,928
Other, net	(901)	(799)
Net cash used in financing activities	(694,025)	(152,218)
Effect of exchange rates on cash, cash equivalents, and restricted cash	(228)	398
Decrease in cash, cash equivalents, and restricted cash	(659,416)	(91,589)
Cash, cash equivalents, and restricted cash, beginning of period	1,114,099	431,832
Cash, cash equivalents, and restricted cash, end of period	$454,683	340,243
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations
(In thousands, except share and per share data)
(Unaudited)
	Three months ended		Six months ended
	June 30, 2018	July 1, 2017(1)	June 30, 2018	July 1, 2017(1)

Operating income	$113,850	106,836	203,681	193,609
Operating income margin	32.5%	32.0%	31.2%	30.7%
Adjustments:
Amortization of other intangible assets	$5,307	5,333	10,682	10,660
Long-lived asset impairment charges	653	60	1,154	107
Adjusted operating income	$119,810	112,229	215,517	204,376
Adjusted operating income margin	34.2%	33.6%	33.1%	32.4%

Net income	$60,498	51,092	110,650	95,385
Adjustments:
Amortization of other intangible assets	5,307	5,333	10,682	10,660
Long-lived asset impairment charges	653	60	1,154	107
Tax impact of adjustments(2)	(1,669)	(2,157)	(3,314)	(4,307)
Adjusted net income	$64,789	54,328	119,172	101,845

Adjusted net income	$64,789	54,328	119,172	101,845
Weighted average number of common shares – diluted	84,113,681	92,606,525	85,995,475	92,863,378
Diluted adjusted earnings per share	$0.77	0.59	1.39	1.10

(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
(2) Tax impact of adjustments calculated at effective tax rates of 28% for the three and six months ended June 30, 2018 and 40% for the three and six months ended July 1, 2017.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations (continued)
(Unaudited)

	Fiscal year ended December 29, 2018
	Low	High
	(projected)	(projected)
Diluted earnings per share	$2.48	2.56
Adjustments:
Amortization of other intangible assets	0.24	0.23
Long-lived asset impairment charges	0.04	—
Tax impact of adjustments(1)	(0.08)	(0.07)
Diluted adjusted earnings per share	$2.68	2.72

(1) Tax impact of adjustments calculated at a 28% effective tax rate.